[LETTERHEAD OF DELOITTE & TOUCHE LLP]



INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-45613 of Commercial Federal Corporation Form S-4 filed on Form S-8 of our report dated August 15, 1997 (September 11, 1997 as to Note 29) (which report expresses an unqualified opinion and includes an explanatory paragraph referring to a change in the method of accounting for mortgage servicing rights in fiscal year 1996), appearing in the Annual Report on Form 10-K of Commercial Federal Corporation for the year ended June 30, 1997 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement No. 333-45613.





/s/ Deloitte & Touche LLP
Deloitte & Touche LLP



Omaha, Nebraska
May 29, 1998